Exhibit 10.1

MUTUAL SEPARATION AGREEMENT AND MUTUAL RELEASE

This Mutual Separation Agreement and Mutual Release (“Agreement”) is made by and between Paul Wagner, Ph.D. (“Executive”) and Pfenex Inc. (the “Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”) entered into on September 7, 2017 (the “Execution Date”) and effective as of the Effective Date (as defined in Section 26 below).

RECITALS

WHEREAS, Executive is currently employed as the Company’s Chief Financial Officer;

WHEREAS, Executive signed an Executive Employment Agreement with the Company on June 20, 2014 (the “Employment Agreement”);

WHEREAS, Executive signed the Confidential Information and Invention Assignment Agreement with the Company on June 20, 2014 (the “CIIA”);

WHEREAS, Executive signed an Indemnification Agreement with the Company, dated June 24, 2014 (the “Indemnification Agreement”);

WHEREAS, Executive previously was granted options to purchase shares of the Company’s common stock (each, an “Option”) pursuant to the terms of the Company’s 2009 Equity Incentive Plan (the “2009 Plan”) or the Company’s 2014 Equity Incentive Plan (the 2014 Plan, and together with the 2009 Plan, the “Plans”) and individual award agreements thereunder (each, a “Stock Option Agreement” and together with the Plans, the “Equity Agreements”);

WHEREAS, Executive is resigning his employment with the Company without “Good Reason” (as defined in the Employment Agreement), which resignation shall be effective October 13, 2017, though Employee remains an at-will Employee through October 13, 2017 (the last day of Employee’s employment is the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, and that the Company may have against the Executive, including in each case, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.    Consideration. In exchange for Executive entering into this Agreement and executing the resignation letter appended as Exhibit B prior to or contemporaneously with this Agreement:

a.    Bonus Severance. If Executive remains employed by the Company through October 13, 2017, the Company agrees to pay to Executive an award under the Pfenex Inc. Incentive Compensation Plan and the 2017 Participation and Performance Goals under the Incentive Compensation Plan (together, the “Bonus Plan”) for the 2017 Performance Period (as defined in the Bonus Plan) (the “Bonus Severance”). Pursuant to the Bonus Plan, Executive’s Target Award (as defined in the Bonus Plan) for the 2017 Performance Period is thirty-five percent (35%) of his current base salary, or $120,400. The Bonus Severance amount will be determined by (i) the actual achievement of the corporate performance goals during the 2017 Performance Period as determined by Compensation Committee of the Board of Directors, and (ii) the Executive’s individual performance goals during the 2017 Performance Period, which are hereby determined to have been achieved at one hundred percent (100%). The Bonus Severance will be paid in accordance with the terms and conditions of the Bonus Plan, and no later than March 15, 2018. Executive acknowledges and agrees that unless he signs this Agreement, he would not otherwise be entitled to the awards described in this paragraph unless he remained employed through the date bonuses are paid in 2018.

b.    Consulting Agreement. If Executive remains employed with the Company through October 13, 2017, then, commencing on the Separation Date, Executive agrees to provide consulting services to the Company pursuant to the terms of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”) for the period of time specified therein (the “Consulting Period” and the date on which Executive ceases to provide consulting services to the Company, the “Consulting End Date”). During the Consulting Period, Executive agrees to reasonably assist the Company in connection with the transitioning of Executive’s duties, and to provide such other services as are set forth in the Consulting Agreement. Nothing in this Agreement or the Consulting Agreement pertaining to Executive’s subsequent role as a Consultant shall in any way be construed to constitute Executive continuing as an agent, employee, officer, or representative of the Company. Executive shall perform the services under the Consulting Agreement solely as an independent contractor. During the Consulting Period, Executive shall receive only that compensation set forth in Schedule 1 to Exhibit A for his consulting services. All other aspects of the consulting arrangement shall be governed by the terms of Exhibit A.

c.    Extension of Option Post-Service Exercisability Period. If Executive remains employed with the Company through October 13, 2017, and continues to provide consulting services through the Consulting Period the post-service exercisability period of the Options shall be extended such that each Option, to the extent vested and exercisable as of the Consulting End Date, will be exercisable until the earlier of (i) December 31, 2019 or (ii) the applicable Option’s expiration date, as set forth in the applicable Stock Option Agreement, unless otherwise earlier terminated in accordance with Section 13 of the 2009 Plan or Section 14 of the 2014 Plan, as applicable. Executive acknowledges and agrees that this extension of the Options’ post-service exercisability periods is a “modification” of the Option under the Internal Revenue Code of 1986, as amended (the “Code”) and, to the extent any Option or portion thereof is treated as an incentive stock option, the extension of the post-service exercisability period with respect to such Options will result in a re-setting of the applicable holding periods for the incentive stock options; and further, that in any event, any incentive stock options will convert into nonstatutory stock options to the extent that the Option remains outstanding three months and one day after Executive ceases to be an employee of the Company. Executive acknowledges and agrees that Executive remains solely responsible for all tax obligations associated with any exercise of the Options.

d.    No Further Severance. Except as explicitly set forth in this Agreement, Executive acknowledges and agrees that he is not entitled to receive any severance compensation or post-termination benefits from the Company, including, but not limited to, the payments described in Section 6 of the Employment Agreement. Executive hereby acknowledges that without this Agreement, he is not otherwise entitled to the consideration listed in this section 1 or any other severance or separation benefits from the Company.

2.    Termination. Effective as of the Separation Date, Executive’s employment with the Company is terminated, and Executive will no longer serve in any positions Executive occupied with the Company or any subsidiary or affiliate of the Company. No earlier than the Separation Date and no later than the date that is ten (10) days after the Separation Date, Executive and Company shall execute and deliver the Supplement to this Agreement set forth on Exhibit C hereto with respect to activities that occur during the period from the Execution Date through the Separation Date, as set forth in more detail in this Agreement.

3.    Stock. Except as amended by Section 1 of this Agreement, each Option that is outstanding and unexercised as of the Separation Date shall continue to be subject to the terms of the Equity Agreements, including that each Option shall continue to vest during the Consulting Period in accordance with the vesting schedule under the applicable Equity Agreement.

4.    Benefits. Executive’s health insurance benefits shall cease on the last day of the month in which Executive’s employment terminates, subject to Executive’s right to continue Executive’s health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985. Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, cease as of the Separation Date.

5.    Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive as of the Execution Date. On or before the Separation Date, Company shall pay or provide Executive all additional salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive as of the Separation Date.

6.    Executive’s Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations, as of the Execution Date, owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Execution Date of this Agreement in connection with Executive’s employment by the Company, including, without limitation:

a.    any and all such claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.    any and all such claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all such claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.    any and all such claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e.    any and all such claims for violation of the federal or any state constitution;

f.    any and all such claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any such claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs to the extent related to claims described in subsections (a) through (g) above.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release (i) claims that cannot be released as a matter of law, including, but not necessarily limited to, any Protected Activity (as defined below), nor (ii) any defense or indemnification rights available under Executive’s Indemnification Agreement, Company Bylaws, insurance policy, or under applicable law. Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with section 17, except as required by applicable law. This release does not extend to any right Executive may have to unemployment compensation benefits.

7.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement, (b) he has 21 days within which to consider this Agreement, (c) he has 7 days following his execution of this Agreement to revoke this Agreement, (d) this Agreement shall not be effective until after the revocation period has expired, and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8.    Company’s Release of Claims Against Executive. Company hereby waives its right to any claims, causes of action, rights, and/or remedies it might have against Executive as of the Execution Date.

9.    California Civil Code Section 1542. The Parties acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of said code section, agrees to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

10.    No Pending or Future Lawsuits. Each of Executive and Company represents that there are no lawsuits, claims, or actions pending in Executive’s or Company’s name, as applicable, or on behalf of any other person or entity, against the Company or any of the other Releasees, or against the Executive, as applicable.

11.    Trade Secrets and Confidential Information/Company Property; Insider Trading Policy. Executive reaffirms and agrees to observe and abide by the terms of the restrictions set forth in the CIIA, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Notwithstanding anything in the CIIA, Executive and Company acknowledge that “Confidential Information” (as defined in the CIIA) does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Executive hereby grants consent to notification by the Company to any new employer about Executive’s obligations under this section. Executive represents that Executive has not to date misused or disclosed Confidential Information to any unauthorized party in breach of the CIIA. Executive acknowledges and agrees to continue to abide by the terms and conditions of the Company’s Insider Trading Policy in accordance with its terms.

12.    No Cooperation. Subject to Section 13 governing Protected Activity, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order, in each case unless prohibited by applicable law. Subject to Section 13 governing Protected Activity, if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance unless and solely to the extent compelled to do so by applicable law.

13.    Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity as defined in this paragraph. “Protected Activity” includes filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating, voluntarily or as compelled, in any inquiry, examination, investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Department of Justice, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Entitites”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Entitites. Executive further understands that “Protected Activity” does not include the intentional and knowing disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Employment Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

14.    Mutual Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Company (including the executive management team and the members of the Board of Directors) and agrees to refrain from any tortious interference with the contracts and relationships of the Company. Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall provide only the Executive’s last position and dates of employment. The Company agrees to refrain from any disparagement, defamation, libel or slander of Executive. Executive understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company. Protected Activity is expressly excluded from this paragraph.

15.    No Admission of Liability. Executive and Company understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims to the extent released hereunder. No action taken by the Company or Executive, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or Executive, as applicable, of any fault or liability whatsoever to Executive or Company, as applicable, or to any third party.

16.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17.    ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN DIEGO, CA, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY SUCH DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19.    Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. The Parties reasonably anticipate that any consulting services during the Consulting Period shall be at a level equal to twenty percent (20%) or less of the average level of services performed by Executive during the immediately preceding thirty-six (36)-month period and, accordingly, the Separation Date will be a “separation from service” within the meaning of Section 409A (as defined above). Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

20.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver in this Agreement, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the confidentiality and inventions assignment provisions incorporated by reference in the CIIA, the Indemnification Agreement, the Company’s Insider Trading Policy, and the Equity Agreements. Nothing in this Agreement shall alter Executive’s indemnification and advancement rights granted by the Indemnification Agreement, Company Bylaws, or by applicable law.

24.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer of the Company.

25.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

26.    Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

27.    Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

28.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d)	Executive is fully aware of the legal and binding effect of this Agreement; and

(e)	Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

PAUL WAGNER, Ph.D., an individual

Dated: September 7, 2017	/s/ Paul Wagner
Paul Wagner, Ph.D.

PFENEX INC.

Dated: September 7, 2017	By	/s/ Evert B. Schimmelpennink
Evert B. Schimmelpennink
Chief Executive Officer

EXHIBIT A

PFENEX INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Consulting Agreement”) is made and entered into as of October 13, 2017 by and between Pfenex Inc. (the “Company”), and Paul Wagner, Ph.D. (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1.	Services and Compensation

Consultant shall perform the services described in Schedule 1 (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Schedule 1 for Consultant’s performance of the Services.

2.	Confidentiality

A.    Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that Consultant learns as a result of performing the Services and relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Consulting Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

B.    Nonuse and Nondisclosure. During and after the term of this Consulting Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) subject to Consultant’s right to engage in Protected Activity (as defined below), disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall, unless prohibited by applicable law, provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Consulting Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 2.B shall continue after the termination of this Consulting Agreement.

C.    Other Client Confidential Information. Consultant agrees that Consultant will not, in connection with the Services, improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D.    Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Consulting Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

3. Ownership

A.    Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Consulting Agreement and arising out of, or in connection with, performing the Services under this Consulting Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

B.    Pre-Existing Materials. Subject to Section 3.A, Consultant will provide the Company with prior written notice if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest, prior to, or separate from, performing the Services under this Consulting Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without the Company’s prior written permission.

C.    Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D.    Further Assurances. Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 3.D shall continue after the termination of this Consulting Agreement.

E.     Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

4.	Conflicting Obligations

Consultant represents and warrants that, as of the Effective Date, Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Consulting Agreement, Consultant’s obligations to the Company under this Consulting Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the Term (as defined in Section 6.A).

5.	Return of Company Materials

Upon the termination of this Consulting Agreement, or upon the Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

6.	Term and Termination

A.    Term. The term of this Consulting Agreement will begin on October 13, 2017 (the “Effective Date”) and will continue for six (6) months (the “Term”) or until the Consulting Agreement is terminated as provided in Section 6.B.

B.    Termination. The Company may terminate this Consulting Agreement immediately and without prior notice if for “Cause.” For purposes of this Consulting Agreement, “Cause” is defined as (i) the willful failure, disregard, or refusal by Consultant to perform the services hereunder or follow the reasonable instructions of the Company’s board of directors (the “Board”); provided, however, that any willful failure, disregard, or refusal by Consultant to perform the services hereunder that can reasonably be cured shall not constitute Cause unless cure is not effected, as determined in good faith by the Board, within thirty (30) days after notice thereof is received by Consultant from the Company; (ii) any willful or grossly negligent act by Consultant having the effect of injuring, in a material way (whether financial or otherwise) as determined in good faith by the Board, the business or reputation of the Company or any of its subsidiaries or affiliates; (iii) Consultant’s conviction of, guilty plea to, or plea of nolo contendere to any felony or misdemeanor involving moral turpitude; (iv) the determination by the Company, after a reasonable good faith investigation by the Company following a written allegation by an employee of the Company, that Consultant engaged in some form of harassment prohibited by law (including, without limitation, age, sex, disability, or race discrimination) unless Consultant’s actions were specifically directed by the Board; or (v) material breach by Consultant of any provision of this Consulting Agreement.

C.    Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1)    The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date, in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Consulting Agreement; and

(2)    Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 5 (Return of Company Materials), Section 6 (Term and Termination), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Nonsolicitation), Section 10 (Limitation of Liability), and Section 11 (Miscellaneous) will survive termination or expiration of this Consulting Agreement in accordance with their terms.

7.	Independent Contractor; Benefits

A.    Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Consulting Agreement shall in any way be construed to constitute Consultant as an agent, employee, or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Consulting Agreement and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Consulting Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B.    Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401(k) participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8.	Indemnification

Nothing in this Consulting Agreement shall alter or modify Executive’s indemnification and advancement rights granted by the Indemnification Agreement, Company Bylaws, or by applicable law.

9.	Nonsolicitation

To the fullest extent permitted under applicable law, from the date of this Consulting Agreement until twelve (12) months after the termination of this Consulting Agreement for any reason, Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for Consultant or for any other person or entity. Consultant agrees that nothing in this Section 9 shall affect Consultant’s continuing obligations under this Consulting Agreement during and after this twelve (12) month period, including, without limitation, Consultant’s obligations under Section 2.

10.	Limitation of Liability

IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL A PARTY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS CONSULTING AGREEMENT EXCEED THE AMOUNTS PAID BY THE COMPANY TO CONSULTANT UNDER THIS CONSULTING AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.

11.	Miscellaneous

A.    Governing Law; Consent to Personal Jurisdiction. This Consulting Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Consulting Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

B.    Assignability. This Consulting Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Consulting Agreement, except as expressly stated. Except as may otherwise be provided in this Consulting Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Consulting Agreement. Notwithstanding anything to the contrary herein, the Company may assign this Consulting Agreement and its rights and obligations under this Consulting Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

C.    Headings. Headings are used in this Consulting Agreement for reference only and shall not be considered when interpreting this Consulting Agreement.

D.    Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Consulting Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Consulting Agreement will continue in full force and effect.

E.    Modification, Waiver. No modification of or amendment to this Consulting Agreement, nor any waiver of any rights under this Consulting Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Consulting Agreement will not operate as a waiver of any other or subsequent breach.

F.    Notices. Any notice or other communication required or permitted by this Consulting Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 11.F.

(1)	If to the Company, to:

10790 Roselle Street
San Diego, CA 92121

(2)    If to Consultant, to the address for notice on the signature page to this Consulting Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

G.    Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Consulting Agreement to enforce or interpret the provisions of this Consulting Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

H.    Signatures. This Consulting Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

I.    Protected Activity Not Prohibited. Consultant understands that nothing in this Consulting Agreement shall in any way limit or prohibit Consultant from engaging in any Protected Activity. For purposes of this Consulting Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating, voluntarily or as compelled, in any inquiry, examination, investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Department of Justice, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration and the National Labor Relations Board (“Government Entities”). Consultant understands that in connection with such Protected Activity, Consultant is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Entities. Consultant further understands that “Protected Activity” does not include the intentional and knowing disclosure of any Company attorney-client privileged communications. Pursuant to the Defend Trade Secrets Act of 2016, Consultant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT		PFENEX INC.

By:	/s/ Paul Wagner	By:	/s/ Evert B. Schimmelpennink
	Paul Wagner, Ph.D. an individual		Evert B. Schimmelpennink
Chief Executive Officer

Address for Notice:

SCHEDULE 1

SERVICES AND COMPENSATION

1.    Contact. Consultant’s principal Company contact: Eef Schimmelpennink.

2.    Services. The Services will include, but will not be limited to, the following: Consultant’s reasonable assistance with the transition of duties of the Company’s Chief Financial Officer, assisting the Company with stockholder relations, answering discrete questions for the Company, and assisting the Company with discrete projects. Services will only be provided by teleconference or email communication, unless Consultant is provided with 20 days advanced notice that Services will be required in-person. Any request for in-person Services may only be made up to two times during the Term. Any reasonably documented travel expenses incurred accordance with the Company’s expense reimbursement policies shall be reimbursed by the Company and travel time shall be included as time performing Services. Consultant will perform Services for no more than five (5) hours per week, unless agreed to in writing, which may be by email.

3.    Compensation.

A.    The Company will pay Consultant a monthly fee of five thousand dollars ($5,000.00) per month for Services performed during the Term.

B.    Consultant previously was granted options to purchase shares of the Company’s common stock (each, an “Option”) pursuant to the terms of the Company’s 2009 Equity Incentive Plan or the Company’s 2014 Equity Incentive Plan (each, a “Plan”) and individual award agreements thereunder (each, a “Stock Option Agreement”). During the Term, Consultant will continue to vest in each Option according to the schedule set forth in the applicable Plan and Stock Option Agreement, and will include the vesting of twenty-one thousand two-hundred and fifty (21,250) options, representing twenty five percent (25%) vesting, of the eighty-five thousand (85,000) options granted to Consultant on 3/1/2017 under grant numbers N2014-255 and I2014-255.

C.    All payments and benefits provided for under this Consulting Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Consulting Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse Consultant for any taxes that may be imposed on Consultant as a result of Section 409A.

This Schedule 1 is accepted and agreed upon as of October 13, 2017.

CONSULTANT		PFENEX INC.

By:	/s/ Paul Wagner	By:	/s/ Evert B. Schimmelpennink
	Paul Wagner, Ph.D.		Evert B. Schimmelpennink
Chief Executive Officer

EXHIBIT B

LETTER OF RESIGNATION

September 7, 2017

To the Board of Directors of Pfenex:

I hereby resign as the Chief Financial Officer of Pfenex Inc. (the “Company”) and as an officer of any subsidiaries of the Company effective as of October 13, 2017 (the “Effective Date”). Following the Effective Date, I will cease to represent myself as an officer or executive of the Company, will not perform any managerial duties on behalf of the Company, and will cease to be a signatory for, and to otherwise obligate, the Company.

I also agree to execute any necessary documents or other forms necessary to effectuate or document my resignation as a matter of local, state, federal or international law.

Yours Truly,

Paul Wagner, Ph.D.

/s/ Paul Wagner, Ph.D.

EXHIBIT C

SUPPLEMENT TO AGREEMENT

This Supplement to the Mutual Separation Agreement and Mutual Release is made by and between Executive and Company and is effective as of the Separation Date.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.	Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive as of the Separation Date.

2.	Executive’s Release of Claims. The Executive’s release of claims set forth in Section 6 of the Agreement is hereby amended to include all such claims that have occurred up until and including the Separation Date.

3.	Company’s Release of Claims Against Executive. The Company’s release of claims set forth in Section 8 of the Agreement is hereby amended to include all such claims that have occurred up until and including the Separation Date.

4.	The Parties again acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of said code section, agrees to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect. The Parties acknowledge that the signing of this Supplement to the Mutual Separation Agreement and Mutual Release is a condition of the Parties entering into the Mutual Separation Agreement and Mutual Release.

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IN WITNESS WHEREOF, the Parties have executed this Supplement to the Agreement on the respective dates set forth below.

PAUL WAGNER, Ph.D., an individual

Dated:
Paul Wagner, Ph.D.

PFENEX INC.

Dated:	By
Evert B. Schimmelpennink
Chief Executive Officer